Exhibit 10.1

RETIREMENT AGREEMENT AND RELEASE

This Retirement Agreement and Release (the “Agreement”) is made by and between Kenneth T. Joyce (“Employee”) and Amkor Technology, Inc. (the “Company”) (jointly referred to as the “Parties”):

RECITALS

WHEREAS, Employee has been employed by the Company as its President and Chief Executive Officer and has served as a member of its Board of Directors;

WHEREAS, Employee will retire from the Company and resign from its Board of Directors effective as of May 8, 2013 (the “Retirement Date”); and

WHEREAS, the Company desires to retain the services of Employee as a consultant for a period of 12 months following the Retirement Date and Employee desires to provide such services.

NOW THEREFORE, in consideration of the mutual promises made herein, intending to be legally bound, the Parties hereby agree as follows:

COVENANTS

1.     Consideration. The Company agrees to pay Employee a lump sum of $1,450,000, less applicable withholdings. This payment will be made to Employee no later than the first normal payroll date of the Company subsequent to the Effective Date (as defined below). Additionally, subject to Employee’s provision of the Consulting Services (as defined below) and continuing compliance with the confidentiality, non-competition, non-solicitation and non-disparagement provisions set forth herein or incorporated herein by reference, the Company shall continue to pay Employee his base salary at a rate of $725,000 per year during the 12 month period commencing on the Retirement Date, in accordance with the Company’s normal payroll practices.

2.     Consulting Services. During the 12 month period beginning on the Retirement Date (the “Consulting Term”), Employee shall provide such services, advice and assistance to the Company and its affiliates as the Company’s Board of Directors or President and Chief Executive Officer may reasonably request, consistent with Employee’s knowledge and prior experience as President and Chief Executive Officer of the Company (the “Consulting Services”). Employee agrees to provide the Consulting Services as a condition to his receipt of the payments described in Section 1 and shall not be entitled to any additional compensation for the Consulting Services. Employee shall perform the Consulting Services as an independent contractor, not as an employee or agent of the Company, and shall have no power or authority to contract for, or bind, the Company in any manner. Employee acknowledges and agrees that, except as provided in Section 4 below, Employee shall not be entitled to participate in any benefit plans or programs of the Company subsequent to the Retirement Date. During the Consulting Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of the Consulting Services, in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time.

3.     Stock. As of the Retirement Date, all restrictions shall lapse with respect to the unvested portions of the restricted stock awards granted to Employee on February 3, 2010 and February 14, 2011, as provided in the applicable award agreements, such that the aggregate number of shares that shall vest under such restricted stock award agreements shall equal 120,000 shares less the 39,089 shares previously withheld by the Company to pay applicable withholding taxes thereon. As of the Retirement Date, Employee shall forfeit all 60,000 shares of restricted stock granted to Employee on November 11, 2012, as provided in the applicable award agreement, with no compensation due therefor. Employee’s vested stock options shall remain exercisable in accordance with the terms of the applicable award agreements as set forth in the stock option closing statement and restricted share reconciliation statement attached hereto.

4.     Benefits. Employee’s participation in the Company’s employee benefit plans, programs and arrangements (including, but not limited to, the accrual of vacation and paid time off) shall cease on the Retirement Date. Notwithstanding the foregoing, the Company shall pay the applicable COBRA premiums for Employee and his eligible dependents for coverage under the Company’s group medical and dental plans for the 12 month period beginning on the Retirement Date, if and to the extent such coverage is timely elected.

5.    Confidential Information. Employee shall maintain the confidentiality of all of the Company’s confidential and proprietary information according to the terms of his Patents and Trade Secrets Agreement (“Employee Confidentiality Agreement”) dated August 4, 1997, which is incorporated herein by reference. Employee shall also return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Employee obtained in connection with his employment with the Company, on or before the Retirement Date of this Agreement or such later date as the Company may specify, not to exceed the expiration or earlier termination of the Consulting Term.

6.    Payment of Accrued Benefits. The Company shall pay Employee all unpaid salary, accrued vacation, paid time off, bonuses and any and all other benefits or compensation that were earned, accrued or vested but unpaid as of the Retirement Date (the “Accrued Benefits”) on the first normal payroll date of the Company following the Retirement Date or such other time as may be specified in the applicable plan, agreement or other arrangement governing the terms of the Accrued Benefits.

7.    Release of Claims. Employee acknowledges that the foregoing consideration represents full and final payment and accord and satisfaction of all claims by Employee against the Company, and is in excess of what Employee would otherwise be entitled by virtue of his employment. Employee releases, acquits, and forever discharges the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and the other Releasees from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment with the Company, or the termination of that employment;

(b) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(c) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Sarbanes-Oxley Act of 2002; the Family and Medical Leave Act, as amended; the Arizona Civil Rights Act, as amended; the Arizona Employment Protection Act, as amended, Arizona wage statutes, the Arizona Medical Marijuana Law, or any unasserted claims for workers’ compensation;

(d) any and all claims for violation of the federal, or any state, constitution;

(e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(f) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(g) any and all claims for attorneys’ fees and costs.

Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s otherwise lawful ability to bring an administrative charge with, to participate in an investigation conducted by, or to participate in a proceeding involving the U.S. Equal Employment Opportunity Commission or other comparable state or local administrative agency. However, Employee specifically agrees that the consideration provided to him in this Agreement represents full and complete satisfaction of any monetary relief or award that could be sought or awarded to him in any administrative action (including any proceedings before the U.S. Equal Employment Opportunity Commission or any comparable state or local agency) arising from events related to his employment with the Company or the termination thereof.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

8.    Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA and/or OWBPA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a)	Employee should consult with an attorney prior to executing this Agreement;

(b)	Employee has up to twenty-one (21) days within which to consider this Agreement;

(c)	Employee has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d)	this ADEA waiver shall not be effective until the revocation period has expired; and,

(e)	nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

9.    No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.    Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor. Employee further acknowledges and agrees that the forbearance to seek future employment stated in this paragraph is purely contractual, and is in no way involuntary, discriminatory or retaliatory.

11.    Assistance. Employee agrees to personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company. The Company will reimburse Employee for any reasonable out of pocket costs and expenses incurred in connection with providing such assistance.

12.    No Cooperation. Except as otherwise prohibited by law, Employee agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

13.    Medicare. Employee affirms, covenants, and warrants he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. If, and only if, any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply in lieu of the preceding sentence. Employee affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the Releasees under which the Releasees could be liable for medical expenses incurred by the Employee before or after the execution of this agreement. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which the Releasees are or could be liable now or in the future. Employee agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

14.    Non-Competition. Until the first anniversary of the Retirement Date, Employee shall not, without the prior written consent of the Company, engage in or carry on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, the business of outsourced semiconductor packaging and test services; provided that ownership by Employee of securities of the Company or of less than a five percent equity interest in a publicly held company shall not be a breach of this paragraph.

15.    Non-Disparagement. At no time before, on or after the Retirement Date shall Employee publish or otherwise transmit any disparaging, derogatory or defamatory remarks, comments or statements, whether written or oral, regarding the Company, its affiliates or their respective officers, directors, employees, consultants, reputations, products, operations, procedures, policies or services, which are reasonably likely to (i) damage the reputation of the Company or its affiliates or (ii) interfere with the contracts or business relationships of the Company or its affiliates. This paragraph shall not restrict or prevent Employee from providing truthful testimony as required by court order or other legal process.

16.    Non-Solicitation. Until the first anniversary of the Retirement Date, Employee shall not, without the express prior written consent of the Company, directly or indirectly, for himself or on behalf of any other person or entity, (i) solicit or encourage any customer, vendor, client or prospective customer, vendor or client (or anyone who was a customer, vendor or client during Employee’s employment with the Company) to cease any relationship with the Company or its affiliates or (ii) solicit or encourage any employee or consultant of the Company or its affiliates (or anyone who was an employee or consultant of the Company or its affiliates during Employee’s employment with the Company) to leave the employment of or cease to perform services for the Company or its affiliates; provided that this paragraph shall not prohibit any general public advertisement or general solicitation for personnel not specifically directed at any employee or consultant of the Company or its affiliates.

17.    Attorneys’ Fees and Costs. Except as otherwise provided herein, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees incurred in connection with such an action.

18.    Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Maricopa County, Arizona before the American Arbitration Association under its Employment Arbitration Rules. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The arbitrator shall have no authority to add to, subtract from, or otherwise modify the terms of this Agreement or to make awards beyond those provided for by the statute or other cause of action under with the claim arises. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs to the extent permissible under the Employment Arbitration Rules. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

19.    Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

20.    Severability; Substitution. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties. If a court of competent jurisdiction holds that the duration, scope, area or other restrictions set forth in

Sections 4, 14, 15 or 16 are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances will be substituted for the stated duration, scope, area or other restrictions.

21.    Entire Agreement. This Agreement, the Employee Confidentiality Agreement and any and all restricted stock award agreements and stock option agreements represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company.

22.    No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

23.    Section 409A. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the Parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to Employee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. Employee’s right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment for purposes of Code Section 409A.

24.    Governing Law. This Agreement shall be governed by the laws of the State of Arizona, without regard for choice of law provisions.

25.    Effective Date. This Agreement shall become effective after eight (8) days have passed following the date Employee signed this Agreement, provided he has not revoked it pursuant to Section 8(d) of the Agreement (the “Effective Date”). In order to revoke this Agreement, Employee must provide a signed letter of revocation to the Company’s General Counsel prior to the Effective Date. The Company’s General Counsel shall be deemed to have received such letter of revocation only upon his actual receipt thereof. If Employee does not revoke this Agreement prior to the Effective Date, Employee is requested to sign and return the Notice of Non-Revocation set forth on Exhibit A to the Company’s General Counsel on the Effective Date or as soon as practicable thereafter; provided, however, that, absent Employee’s submission of a timely letter of revocation, this Agreement shall be deemed effective on the Effective Date whether or not Employee signs and returns such Notice of Non-Revocation.

26.    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27.    Headings Irrelevant. The headings in this Agreement are intended as a convenience to the reader and are not intended to convey any legal meaning.

28.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	They are fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

AMKOR TECHNOLOGY, INC.

By	/s/ Gil C. Tily
Name:	Gil C. Tily
Title:	EVP, CAO & General Counsel

Dated	May 8, 2013

EMPLOYEE

/s/ Kenneth T. Joyce
Kenneth T. Joyce

Dated	May 8, 2013

EXHIBIT A

NOTICE OF NON-REVOCATION

AS OF THE DATE SHOWN ON THIS FORM

By signing below, I hereby verify that I have chosen not to revoke my agreement to and execution of the Retirement Agreement and Release between me and the Company. My signature below confirms my renewed agreement to the terms of that Retirement Agreement and Release, including the release and waiver of any and all claims relating to my employment with the Company and/or the termination of that employment.

Kenneth T. Joyce

Date	Signature*

*Do not sign, date, or return this document until eight (8) days after you signed the Retirement Agreement and Release.